Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unless the context otherwise requires, when used in this Exhibit 99.5, the term Genesee & Wyoming refers to Genesee & Wyoming Inc. and its subsidiaries. All references to currency amounts included in this Exhibit 99.5, including the financial statements, are in United States dollars unless specifically noted otherwise.

The following unaudited pro forma condensed combined financial information is based on the historical financial information of Genesee & Wyoming and RailAmerica Inc. and subsidiaries (RailAmerica) and has been prepared to reflect the proposed Merger (as defined below) and the related Financing Transactions (as defined below) (together with the Merger, the “Transactions”) and assumes that formal approval from the Surface Transportation Board (STB) is granted and Genesee & Wyoming integrates RailAmerica. See Note 1 “Basis of Presentation”. The pro forma data in the unaudited pro forma condensed combined balance sheet as of June 30, 2012 assumes the proposed Merger, related Financing Transactions and integration of RailAmerica were completed on that date. The data in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2012 and the year ended December 31, 2011 assumes the proposed Merger, related Financing Transactions and integration of RailAmerica were completed on January 1, 2011.

The unaudited pro forma condensed combined financial information should be read in conjunction with (i) the accompanying notes to the unaudited pro forma condensed combined financial information, (ii) Genesee & Wyoming’s historical consolidated financial statements and related notes included in Genesee & Wyoming’s Annual Report on Form 10-K for the year ended December 31, 2011 previously filed with the Securities and Exchange Commission (SEC), (iii) the audited consolidated financial statements and related notes of RailAmerica incorporated by reference in this current report on Form 8-K, (iv) Genesee & Wyoming’s unaudited consolidated financial statements and related notes included in Genesee & Wyoming’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 previously filed with the SEC and (vi) the unaudited consolidated financial statements and related notes of RailAmerica for the quarterly period ended June 30, 2012 incorporated by reference in this current report on Form 8-K.

Although our notice of exemption filed with the STB to close the Merger into a sole voting trust became effective September 5, 2012, there is no assurance that the other conditions to the Merger will be satisfied or that we will obtain the necessary approvals to control RailAmerica and complete its integration. Unless and until the STB formally approves our control of RailAmerica and allows us to integrate the RailAmerica railroads, we expect to account for our ownership of RailAmerica using the equity method of accounting. We have presented the following unaudited pro forma condensed combined financial information on a combined basis as demonstrative of the reporting we expect following the receipt of formal approval from the STB and integration. Additionally, the following unaudited pro forma condensed combined financial information assumes formal STB approval without any divestiture of assets. However, the STB may not permit the integration or may impose significant restrictions or conditions on such integration, including conditions associated with our service, the rates we charge or divestiture of certain of our assets, and therefore, the pro forma financial information may not be indicative of our operations following the Merger.

Upon approval from the STB for Genesee & Wyoming to control RailAmerica and its railroads, the acquisition of RailAmerica will be accounted for under the acquisition method of accounting under accounting principles generally accepted in the United States of America (U.S. GAAP). Under the acquisition method of accounting, all identifiable assets acquired and liabilities assumed are recorded at their estimated acquisition-date fair values. At this time, Genesee & Wyoming has not performed detailed valuation analyses to determine the fair values of RailAmerica’s assets and liabilities; and accordingly, the unaudited pro forma condensed combined financial information includes a preliminary allocation of the purchase price based on assumptions and estimates which, while considered reasonable under the circumstances, are subject to changes, which may be material. The final allocation of the purchase price will be based on the actual assets and liabilities of RailAmerica that exist as of the date of the Merger. Therefore, it is likely that once the valuation studies are completed, the historical values for certain assets and liabilities will be changed.

The unaudited pro forma condensed combined financial information is based on preliminary estimates and assumptions which have been made solely for the purposes of developing such pro forma information. The pro forma adjustments are described in the accompanying footnotes. The pro forma adjustments included in the unaudited pro forma condensed combined financial information have been limited to only those adjustments that are: directly attributable to the transaction, factually supportable, and, in the case of the pro forma condensed combined statements of operations, expected to have a continuing impact on Genesee & Wyoming’s financial results.

In addition, the pro forma condensed combined financial information does not include the impact of any potential operating efficiencies, savings from expected synergies, costs to integrate the operations or costs necessary to achieve savings from expected synergies or the impact of derivative instruments that Genesee & Wyoming may enter into to mitigate interest rate risk. The unaudited pro forma condensed combined financial information is for information purposes only and is not necessarily an indication of the financial condition or the results of operations of Genesee & Wyoming that would have been achieved had the Merger, related Financing Transactions and integration of RailAmerica been completed as of the dates indicated or that may be achieved in the future.

Genesee & Wyoming Inc.

Pro Forma Condensed Combined Balance Sheet

As of June 30, 2012

(dollars in thousands, except share amounts)

(unaudited)

	GWI	RailAmerica	Combined	Financing Transactions Adjustments		Acquisition Adjustments		Pro Forma
CURRENT ASSETS:
Cash and cash equivalents	$50,219	$50,987	$101,206	$1,414,934	a.	$(1,414,934)	h.	$101,206
Accounts receivable, net	159,792	105,747	265,539	—		—		265,539
Materials and supplies	16,343	12,583	28,926	—		—		28,926
Prepaid expenses and other	15,621	12,384	28,005	—		—		28,005
Deferred income tax assets, net	19,666	13,659	33,325	—		—		33,325

Total current assets	261,641	195,360	457,001	1,414,934		(1,414,934)		457,001

PROPERTY AND EQUIPMENT, net	1,712,879	1,051,479	2,764,358	—		971,835	i.	3,736,193
GOODWILL	159,963	233,922	393,885	—		241,407	j.	635,292
INTANGIBLE ASSETS, net	227,145	175,202	402,347	—		(52,202)	k.	350,145
DEFERRED INCOME TAX ASSETS, net	2,442	—	2,442	—		—		2,442
OTHER ASSETS, net	17,716	12,615	30,331	34,189	b.	(12,006)	l.	52,514

Total assets	$2,381,786	$1,668,578	$4,050,364	$1,449,123		$(265,900)		$5,233,587

LIABILITIES AND EQUITY:
CURRENT LIABILITIES:
Current portion of long-term debt	$64,351	$64,120	$128,471	$(23,507)	c.			$104,964
Accounts payable	112,095	101,502	213,597	—		—		213,597
Accrued expenses	70,497	29,468	99,965	(4,623)	d.	—		95,342

Total current liabilities	246,943	195,090	442,033	(28,130)		—		413,903

LONG-TERM DEBT, less current portion	563,599	576,628	1,140,227	775,166	c.	2,787	m.	1,918,180
DEFERRED INCOME TAX LIABILITIES, net	307,681	200,512	508,193	—		413,342	n.	921,535
DEFERRED ITEMS - grants from outside parties	208,785	—	208,785	—		—		208,785
OTHER LONG-TERM LIABILITIES	17,873	31,825	49,698	—		—		49,698
COMMITMENTS AND CONTINGENCIES	—	—	—	—		—		—
SERIES A-1 PREFERRED STOCK	—	—	—	349,500	e.	—		349,500
EQUITY:
Class A Common Stock	532	504	1,036	35	f.	(504)	o.	567
Class B Common Stock	21	—	21	(2)	f.	—		19
Additional paid-in capital	403,767	594,988	998,755	367,554	f.	(591,787)	p.	774,522
Retained earnings	800,273	55,337	855,610	(15,000)	g.	(83,517)	q.	757,093
Accumulated other comprehensive income	39,026	6,221	45,247	—		(6,221)	p.	39,026
Treasury stock, at cost	(206,714)	—	(206,714)	—		—		(206,714)

Total stockholders’ equity	1,036,905	657,050	1,693,955	352,587		(682,029)		1,364,513
Noncontrolling interest	—	7,473	7,473	—		—		7,473

Total equity	1,036,905	664,523	1,701,428	352,587		(682,029)		1,371,986

Total liabilities and equity	$2,381,786	$1,668,578	$4,050,364	$1,449,123		$(265,900)		$5,233,587

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

Genesee & Wyoming Inc.

Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2012

(dollars in thousands, except per share amounts)

(unaudited)

	GWI	RailAmerica	Combined	Financing Transactions Adjustments		Acquisition Adjustments		Pro Forma
OPERATING REVENUES	$424,855	$299,538	$724,393	$—		$(3,695)	t.	$720,698
OPERATING EXPENSES	321,068	233,487	554,555	—		271	u.	554,826

INCOME FROM OPERATIONS	103,787	66,051	169,838	—		(3,966)		165,872
Interest income	1,831	—	1,831	—		—		1,831
Interest expense	(17,238)	(23,678)	(40,916)	—		1,109	v.	(39,807)
Other income/(expense), net	999	(87,418)	(86,419)	—		—		(86,419)

Income/(loss) from continuing operations before income taxes	89,379	(45,045)	44,334	—		(2,857)		41,477
Provision for (benefit from) income taxes	30,748	(16,023)	14,725	—		(1,086)	w.	13,639

Income/(loss) from continuing operations, net of taxes	58,631	(29,022)	29,609	—		(1,771)		27,838
Less: Net loss attributable to noncontrolling interest	—	(202)	(202)	—		—		(202)

Income/(loss) from continuing operations attributable to GWI, net of taxes	58,631	(28,820)	29,811	—		(1,771)		28,040
Preferred stock dividend accrued	—	—	—	8,750	s.	—		8,750

Income/(loss) available to common stockholders	$58,631	$(28,820)	$29,811	$(8,750)		$(1,771)		$19,290

Basic earnings per common share from continuing operations attributable to GWI	$1.45							$0.41

Weighted average shares - Basic	40,487			6,324	r.			46,811

Diluted earnings per common share from continuing operations attributable to GWI	$1.36							$0.39

Weighted average shares - Diluted	43,116			6,942	r.			50,058

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

Genesee & Wyoming Inc.

Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2011

(dollars in thousands, except per share amounts)

(unaudited)

	GWI	RailAmerica	Combined	Financing Transactions Adjustments		Acquisition Adjustments		Pro Forma
OPERATING REVENUES	$829,096	$551,123	$1,380,219	$—		$(4,035)	y.	$1,376,184
OPERATING EXPENSES:	637,317	429,501	1,066,818	—		4,432	z.	1,071,250

INCOME FROM OPERATIONS	191,779	121,622	313,401	—		(8,467)		304,934
Gain on sale of investments	907	—	907	—		—		907
Interest income	3,243	—	3,243	—		—		3,243
Interest expense	(38,617)	(71,923)	(110,540)	—		23,809	aa.	(86,731)
Other income, net	712	1,331	2,043	—				2,043

Income from continuing operations before income taxes	158,024	51,030	209,054	—		15,342		224,396
Provision for income taxes	38,531	14,162	52,693	—		5,830	w.	58,523

Income from continuing operations, net of taxes	119,493	36,868	156,361	—		9,512		165,873
Preferred stock dividend accrued	—	—	—	17,500	x.	—		17,500

Income available to common stockholders	$119,493	$36,868	$156,361	$(17,500)		$9,512		$148,373

Basic earnings per common share from continuing operations	$2.99							$3.21

Weighted average shares - Basic	39,912			6,324	r.			46,236

Diluted earnings per common share from continuing operations	$2.79							$2.98

Weighted average shares - Diluted	42,772			12,926	r.			55,698

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	BASIS OF PRESENTATION:

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Genesee & Wyoming and RailAmerica and has been prepared to reflect the proposed Merger of Genesee & Wyoming and RailAmerica and the related Financing Transactions. The pro forma data in the unaudited pro forma condensed combined balance sheet as of June 30, 2012 assumes the proposed Merger, related Financing Transactions and integration of RailAmerica were completed on that date. The pro forma data in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2012 and the year ended December 31, 2011 assumes the proposed Merger, related Financing Transactions and integration of RailAmerica were completed on January 1, 2011.

The unaudited pro forma condensed combined financial information is based on preliminary estimates and assumptions which have been made solely for the purposes of developing such pro forma information. The pro forma adjustments are described in these footnotes. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements have been limited to only those adjustments that are: directly attributable to the transaction, factually supportable, and, in the case of the pro forma condensed combined statements of operations, expected to have a continuing impact on Genesee & Wyoming’s financial results. In addition, the pro forma condensed combined financial statements do not include the impact of any potential operating efficiencies, savings from expected synergies, costs to integrate the operations or costs necessary to achieve savings from expected synergies or the impact of derivative instruments that Genesee & Wyoming may enter into to mitigate interest rate risk. The unaudited pro forma condensed combined financial statements are for information purposes only and are not necessarily an indication of the financial condition or the results that would have been achieved had the Transactions been completed as of the dates indicated or that may be achieved in the future.

The unaudited pro forma condensed combined financial information should be read in conjunction with (i) the accompanying notes to the unaudited pro forma condensed combined financial information, (ii) Genesee & Wyoming’s historical consolidated financial statements and related notes included in Genesee & Wyoming’s Annual Report on Form 10-K for the year ended December 31, 2011 previously filed with the SEC, (iii) the audited consolidated financial statements and related notes of RailAmerica incorporated by reference in this current report on Form 8-K, (iv) Genesee & Wyoming’s unaudited consolidated financial statements and related notes included in Genesee & Wyoming’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 previously filed with the SEC and (vi) the unaudited consolidated financial statements and related notes of RailAmerica for the quarterly period ended June 30, 2012 incorporated by reference in this current report on Form 8-K.

Merger Agreement

On July 23, 2012, Genesee & Wyoming and RailAmerica jointly announced their entry into an agreement under which Genesee & Wyoming will acquire RailAmerica for a purchase price of $27.50 per share. The Agreement and Plan of Merger (the “Merger Agreement”) provides for the merger of Jaguar Acquisition Sub Inc. (“Merger Sub”), a direct wholly-owned subsidiary of Genesee & Wyoming, with and into RailAmerica (the “Merger”), with RailAmerica surviving the Merger as a wholly owned subsidiary of Genesee & Wyoming. At the effective time of the Merger, each share of RailAmerica common stock issued and outstanding immediately prior to the effective time (other than shares (1) owned by Genesee & Wyoming or Merger Sub or any other subsidiary of Genesee & Wyoming, (2) held in the treasury of RailAmerica, (3) owned by stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law or (4) owned by any wholly owned subsidiary of RailAmerica) will be automatically cancelled and converted into the right to receive the merger consideration, without interest. Shares issuable under outstanding RailAmerica restricted stock and restricted stock unit awards will be converted into corresponding restricted stock and restricted stock unit awards based on shares of Genesee & Wyoming’s Class A Common Stock.

The Merger is subject to customary closing conditions, including the formal approval by the STB of Genesee & Wyoming’s control of the RailAmerica railroads or, in the alternative, the consent of the STB to close the Merger into a sole voting trust, which will be managed by a voting trustee until Genesee & Wyoming is granted formal approval from the STB to control the RailAmerica railroads. Our notice of exemption filed with the STB to close the Merger into a sole voting trust became effective on September 5, 2012. Formal STB approval of the application to control RailAmerica’s railroads is pending. Genesee & Wyoming expects the STB’s formal control decision will be received as early as the fourth quarter of 2012 or as late as the first quarter of 2013. If and when formal STB approval is obtained, Genesee & Wyoming would be able to integrate RailAmerica. However, there can be no assurance that formal approval will be obtained or that there will not be conditions associated with any such approval.

In addition to receipt of STB approvals, completion of the Merger is subject to customary conditions, including without limitation (1) the mailing of an information statement to stockholders of RailAmerica at least 20 calendar days prior to the closing date, which condition will be satisfied on September 20, 2012 in light of the August 31, 2012 mailing of the information statement to such stockholders, (2) the absence of any law restraining, enjoining or prohibiting the Merger and (3) the absence of any action or proceeding by any governmental entity challenging, materially delaying or otherwise restraining or prohibiting the Merger or seeking to obtain material damages with respect to the Merger. Moreover, each party’s obligation to complete the Merger is subject to certain other conditions, including without limitation, the accuracy of the other party’s representations and warranties and the other party’s compliance with its covenants and agreements contained in the Merger Agreement, in each case subject to customary materiality qualifiers.

RailAmerica’s majority stockholder executed a written consent adopting the Merger Agreement shortly after the Merger Agreement was executed. As a result, the required approval by the shareholders of RailAmerica has been obtained, and no further action by RailAmerica’s stockholders in connection with the Merger is required.

The Merger Agreement contains certain termination rights for RailAmerica and us. The Merger Agreement also provides that if Genesee & Wyoming fails to close the transaction, Genesee & Wyoming will be required to pay RailAmerica a reverse termination fee of $135.0 million under certain circumstances specified in the Merger Agreement.

Financing Transactions

The following transactions (collectively, the “Financing Transactions”) are expected to occur in connection with the Merger:

Senior Secured Credit Facilities. Concurrently and in connection with Genesee & Wyoming entering into the Merger Agreement, Genesee & Wyoming entered into a debt commitment letter, which was subsequently amended and restated on August 9, 2012 and further amended on September 10, 2012 (the “Debt Commitment Letter”). The parties to the Debt Commitment Letter are Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “Merrill Lynch”), JPMorgan Chase Bank, N.A. (“JPMCB”) and Citi (as defined below). Pursuant to the Debt Commitment Letter, subject to the conditions set forth therein, Bank of America, JPMCB and Citi have committed to provide to Genesee & Wyoming up to $2.3 billion in senior secured credit facilities, comprised of (1) a term-A loan facility of $875.0 million maturing in 2017 (the “Committed Term A Facility”), (2) a term-B loan facility of $1.0 billion maturing in 2019 (the “Committed Term B Facility” and, together with the Committed Term A Facility, the “Committed Term Facilities”) and (3) a revolving credit facility of up to $425.0 million maturing in 2017. “Citi” means Citigroup Global Markets Inc. (“CGMI”), Citibank, N.A., Citigroup USA, Inc., Citicorp North America, Inc. and/or certain of their affiliates. Following the completion of the syndication of the Term A Facility, at the closing of the Merger, Genesee & Wyoming expects to have $2.3 billion in senior secured credit facilities, comprised of (1) a term-A loan facility of $1,875.0 million (the “Term A Facility” or the “Term Loan Facility”) and (2) a revolving credit facility of up to $425.0 million (the “Revolving Facility” and, together with the Term A Facility, the “Senior Secured Credit Facilities”), with such Senior Secured Credit Facilities to be arranged by Bank of America, JPMCB and Citi. However, until the time of such closing, the Term A Facility will not be finalized and the expected Term A Facility may not be funded. If the Term A Facility is not funded and the Committed Term Loan Facilities, including the Committed Term B Facility as described above, is funded, interest associated with such Committed Term Facilities will be higher than that associated with the Term A Facility. The proceeds of the Senior Secured Credit Facilities will be used to partially finance the merger consideration and related transactions and to finance the ongoing working capital and other general corporate purposes of Genesee & Wyoming after consummation of the Merger.

Carlyle Convertible Preferred Stock. Also on July 23, 2012, Genesee & Wyoming entered into an investment agreement, which was amended on September 10, 2012 (the “Investment Agreement”), with Carlyle in order to, among other things, partially finance the merger consideration and related transactions. Pursuant to the Investment Agreement, Carlyle has agreed that, upon notice by Genesee & Wyoming, it will purchase from Genesee & Wyoming no more than 800,000 shares of Mandatorily Convertible Preferred Stock, Series A-1, par value $0.01 per share (the “Series A-1 Preferred Stock”), and no less than 350,000 shares of Series A-1 Preferred Stock (the “Minimum Purchase Requirement”), at a purchase price of $1,000 per share of Series A-1 Preferred Stock. Pursuant to the Investment Agreement, Genesee & Wyoming has the sole discretion to sell any amounts to Carlyle in excess of the Minimum Purchase Requirement. If the issuance of such Series A-1 Preferred Stock would require the approval of a majority of votes cast under applicable New York Stock Exchange rules (the “Requisite Stockholder Approval”), Genesee & Wyoming will decrease the number of Series A-1 Preferred Stock to be issued, and issue a substitute number of shares of Mandatorily Convertible Preferred Stock, Series A-2, par value $0.01 per share (the “Series A-2 Preferred Stock”), instead. The Series A-2 Preferred Stock will have the same rights as the Series A-1 Preferred Stock, subject to certain exceptions, including that such Series A-2 Preferred Stock will be non-voting and will not be convertible prior to receipt of the Requisite Stockholder Approval, at which time they will automatically convert into shares of Series A-1 Preferred Stock. The issuance of the Series A-1 Preferred Stock is conditioned upon the closing of the Merger and upon certain other customary closing conditions.

The Series A-1 Preferred Stock will rank on parity with Series A-2 Preferred Stock and senior to Genesee & Wyoming’s Class A Common Stock and Class B Common Stock with respect to dividend rights and with respect to rights on liquidation, winding-up and dissolution. Holders of Series A-1 Preferred Stock will be entitled to cumulative dividends payable in cash at an annual rate of 5% per annum, subject to adjustment. The Series A-2 Preferred Stock, if any, will have the same dividend rights as the Series A-1 Preferred Stock; however, if Genesee & Wyoming does not obtain the Requisite Stockholder Approval within (1) 180 days following the date of issue of the Series A-2 Preferred Stock, then the dividend rate shall become 10% per annum, (2) 270 days following the date of issue of the Series A-2 Preferred Stock, then the dividend rate shall become 12.25% per annum, and (3) 360 days following the date of issue of the Series A-2 Preferred Stock, then the dividend rate shall become 15% per annum until the Requisite Stockholder Approval has occurred at which point the dividend rate shall become 5% per annum. Holders of Series A-1 Preferred Stock will be entitled to vote with the holders of the Class A Common Stock on an as-converted basis. The Series A-2 Preferred Stock, if issued, will have no voting rights except as required by law. The Series A-1 Preferred Stock is convertible at the option of the holders at any time into an amount of shares of Class A Common Stock. The Investment Agreement contains a prohibition on our payment of certain dividends on our common stock, including cash dividends, for so long as the Series A-1 Preferred Stock is outstanding.

Class A Common Stock. The issuance of 3,266,004 shares of Genesee & Wyoming’s Class A Common Stock (the “Class A Common Stock”) for estimated net proceeds of approximately $203.0 million, based on an assumed public offering price of $65.41 per share, the last reported sale price of our Class A Common Stock on the New York Stock Exchange on September 7, 2012.

Tangible Equity Units. The issuance of 2,000,000 tangible equity units (the “Units”), each with a stated amount of $100 for estimated net proceeds of approximately $192.5 million.

Redemption and Repayment of Other Indebtedness. In connection with the Merger, Genesee & Wyoming expects to redeem or repay certain indebtedness (see 3c. below). Genesee & Wyoming expects that an Australian $50.0 million non-interest bearing loan due in 2054 recorded on Genesee & Wyoming’s balance sheet at its present value of $2.1 million as of June 30, 2012 and certain other limited third party borrowings of Genesee & Wyoming and RailAmerica will remain outstanding following the completion of the Merger.

2.	PRELIMINARY PURCHASE PRICE:

Pursuant to the terms of the Merger, Genesee & Wyoming will acquire all of the outstanding shares of RailAmerica for cash at a price of $27.50 for each outstanding share of RailAmerica’s common stock and repay RailAmerica’s term loan and revolving credit facility. Genesee & Wyoming intends to finance the cash portion of the purchase consideration by issuing equity securities and by borrowing amounts under its Senior Secured Credit Facilities.

(in thousands, except purchase price per share)
Estimated number of RailAmerica outstanding shares to be acquired	49,913
Change of control shares to RailAmerica’s senior management	151

Total estimated number of RailAmerica outstanding shares to be acquired	50,064
Cash purchase price	$27.50

$1,376,754
Payment of RailAmerica’s outstanding debt (1)	641,538
Change of control payments	10,000

Cash merger consideration	2,028,292
Impact of pre-Merger share-based awards	1,953

Merger consideration	$2,030,245

(1)	Represents stated principal amount before the effect of loan discount.

The proposed Merger of Merger Sub with and into RailAmerica, with RailAmerica surviving the Merger as a wholly owned subsidiary of Genesee & Wyoming, will be accounted for under the acquisition method of accounting under U.S. GAAP whereby the total purchase price is allocated to the assets acquired and liabilities assumed based on their respective fair values at the acquisition date. The cash merger consideration will be determined based on 1) the number of shares of common stock of RailAmerica, 2) the payment of RailAmerica’s outstanding term loan and revolving credit facility and 3) the change of control payments to RailAmerica’s senior management (see h. in Note 3 below). The purchase price will also include pre-Merger compensation related to RailAmerica employee share-based equity awards exchanged pursuant to the Merger Agreement, which is currently estimated to be $2.0 million, net of deferred taxes. The estimated preliminary fair values, assuming the proposed Merger was consummated on June 30, 2012, assigned to the acquired net assets reflected in this pro forma financial information are as follows (dollars in thousands):

Cash and cash equivalents	$50,987
Accounts receivable, net	105,747
Materials and supplies	12,583
Prepaid expenses and other	12,384
Deferred income tax assets, net	13,659
Property and equipment	2,023,314
Goodwill	475,329
Intangible assets	123,000
Other assets, net	609

Total assets	$2,817,612

Current portion of long-term debt	$307
Accounts payable	101,502
Accrued expenses	29,468
Deferred income tax liabilities, net	615,102
Other long-term liabilities	31,825
Long-term debt	1,690

Net assets before noncontrolling interest	$2,037,718
Less fair value of noncontrolling interest	7,473

Net assets attributable to the Company	$2,030,245

3.	PRO FORMA ADJUSTMENTS:

The RailAmerica columns reflect RailAmerica’s actual consolidated balance sheet as of June 30, 2012 and consolidated statements of operations for the six months ended June 30, 2012 and year ended December 31, 2011. RailAmerica’s other (expense)/income, net for the six months ended June 30, 2012, included $88.1 million of costs associated with the redemption of $592.0 million of its 9.25% senior secured notes in January 2012 that represent nonrecurring expenses but do not qualify for exclusion from the pro forma results under Article 11 of Regulation S-X of the Securities Act of 1934. Materials and supplies of $12.6 million have been reclassified from prepaid expenses and other from RailAmerica’s historical balance sheet to conform to Genesee & Wyoming’s presentation.

Pro Forma Condensed Combined Balance Sheet:

Financing Transactions Adjustments

a.	Represents the following components:

•	Net proceeds of $1,984.2 million from the expected borrowings under the Senior Secured Credit Facilities (see c. below).

•	Net proceeds of $349.5 million from the expected private placement of the Series A-1 Preferred Stock (see e. below).

•

Genesee & Wyoming expects to receive net proceeds of approximately $203.0 million from the sale of 3.3 million shares of Class A Common Stock based on an assumed stock price of $65.41 per share (which was the closing market price of Genesee & Wyoming’s Class A Common Stock on September 7, 2012), net of fees and estimated offering expenses of $10.6 million (see f. below). A change of $1.00 in the assumed price of $65.41 per share of our Class A Common Stock would result in a change of $3.3 million in proceeds to Genesee & Wyoming, assuming the number of shares issued by Genesee & Wyoming, as set forth above, remains the same and before deducting expenses.

•	Genesee & Wyoming expects to receive net proceeds of approximately $192.5 million from the sale of Units, net of fees and estimated offering expenses of $7.5 million (see c. and f. below).

•	The anticipated cash payment of $620.0 million for the extinguishment of Genesee & Wyoming’s outstanding indebtedness (see c. below).

•	The anticipated cash payment of $34.6 million for debt issuance costs associated with the Senior Secured Credit Facilities (see b. below).

•	The anticipated cash payment of $13.5 million for the make whole premium on Genesee & Wyoming’s Series B Senior Notes (see g. below).

•

The anticipated cash payment of $2.6 million for accrued interest related to the expected extinguishment of Genesee & Wyoming’s outstanding term loans and revolving credit facility and Series B Senior Notes (see d. below).

•	The anticipated cash payment of $641.5 million for the extinguishment of RailAmerica’s term loan and revolving credit facility (see c. below).

•	The anticipated cash payment of $2.1 million for accrued interest related to the expected extinguishment of RailAmerica’s term loan and revolving credit facility (see d. below).

b.	Represents the following components:

•	The expected capitalization of $34.6 million of debt issuance costs associated with the Senior Secured Credit Facilities.

•	The expected capitalization of $1.1 million of debt issuance costs associated with the Units (see f. below).

•

The expected write-off of $1.5 million of Genesee & Wyoming’s unamortized deferred financing fees related to the anticipated extinguishment of its term loans, revolving credit facility and Series B Senior Notes (see g. below).

c.	Represents the following components:

•	The anticipated extinguishment of Genesee & Wyoming’s term loan of $286.0 million and revolving credit facility of $209.0 million.

•	The anticipated extinguishment of Genesee & Wyoming’s $100.0 million Series B Senior Notes.

•	The payment of Genesee & Wyoming’s $25.0 million Series C Senior Notes, which were substantially replaced with borrowings under Genesee & Wyoming’s credit facility at maturity in July 2012.

•	The anticipated extinguishment of RailAmerica’s term loan and revolving credit facility of $641.5 million.

•	The expected borrowing under Genesee & Wyoming’s Senior Secured Credit Facilities including its Revolving Facility of $109.2 million and Term A Facility of $1,875.0 million.

•	Genesee & Wyoming expects $29.0 million of the Units to be allocated to an amortizing note (see f. below).

d.	Represents the following components:

•	The anticipated cash payment of $2.6 million for accrued interest related to the expected extinguishment of Genesee & Wyoming’s outstanding indebtedness.

•	The anticipated cash payment of $2.1 million for accrued interest related to the expected extinguishment of RailAmerica’s term loan and revolving credit facility.

e.

Represents the private placement of 350,000 shares of Series A-1 Preferred Stock at a purchase price of $1,000.00 per share for $349.5 million, net of issuance costs of $0.5 million. At the initial conversion price of $58.49 per share, the Series A-1 Preferred Stock would be convertible into approximately 6.0 million shares of Genesee & Wyoming’s Class A Common Stock. The Series A-1 Preferred Stock will convert into shares of Genesee & Wyoming’s Class A Common Stock following the second anniversary of the issuance date if not already converted previously at the option of the holder or issuer, subject to certain conditions. For purposes of the pro forma balance sheet, the execution and issuance date of the Series A-1 Preferred Stock are assumed to be the same and coincide with the assumed closing date of the Merger. However, because the agreement to issue the Series A-1 Preferred Stock was executed in conjunction with the Merger announcement on July 23, 2012 for a future sale date, this instrument will be accounted for as a contingent forward sale contract for the period between July 23, 2012 and the closing of the Merger. Accordingly, mark-to-market non-cash income or expense, as the case may be, will be included in Genesee & Wyoming’s consolidated financial statements up until the actual date of issuance of the Series A-1 Preferred Stock. The mark-to-market non-cash income or expense will be estimated as the difference between the market price for Genesee & Wyoming’s Class A Common Stock as of the date of the respective financial statements and the conversion price of $58.49 per share multiplied by the 6.0 million shares, as converted, with the cumulative effect represented as an asset or liability. Because there is no expected post-Merger/post-issuance impact from the mark-to-market of this instrument on Genesee & Wyoming’s ongoing financial statements, no effect has been included in the pro forma statements of operations presented herein. Upon issuance of the Series A-1 Preferred Stock, the asset or liability representing the contingent forward contract will be reclassified to the balance sheet account for the Series A-1 Preferred Stock. A change of $1.00 per share in the market price of Genesee & Wyoming’s Class A Common Stock below or above the conversion price of $58.49 per share is expected to represent non-cash income or expense of $6.0 million. Based on the closing price of Genesee & Wyoming’s Class A Common Stock on September 7, 2012, of $65.41 per share, Genesee & Wyoming would have recorded a non-cash expense and corresponding liability of $41.4 million as a result of the mark-to-market of this instrument.

f.	Represents the following components:

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Genesee & Wyoming expects to sell 3.3 million shares of its Class A Common Stock, $0.01 par value, for net proceeds of $203.0 million, net of $10.6 million in fees and estimated expenses based on the closing price of Genesee & Wyoming’s Class A Common Stock on September 7, 2012 of $65.41 per share.

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Genesee & Wyoming expects to sell 2.0 million Units with a stated value of $100.00. Each Unit will consist of a prepaid stock purchase contract and a senior amortizing note having a final installment payment date of October 1, 2015. The prepaid common stock purchase contracts will be recorded as additional paid-in capital, net of issuance costs, and the amortizing notes will be recorded as long-term debt. Issuance costs associated with the debt component will be recorded in other assets, which will be amortized using the effective interest method. The estimated proceeds from the Units will be allocated to equity and debt based on the relative fair values of the respective components. Genesee & Wyoming expects $164.6 million of the Units to be additional paid-in capital, net of fees and estimated expenses of $6.4 million, and expects $29.0 million to be the amortizing note with $1.1 million of fees capitalized as debt issuance costs in other assets.

•	The August 31, 2012 conversion of 0.2 million shares of Genesee & Wyoming’s Class B Common Stock, $0.01 par value, into 0.2 million shares of Genesee & Wyoming’s Class A Common Stock, $0.01 par value.

g.	Represents the following components:

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The expected write-off of $1.5 million which represents a portion of Genesee & Wyoming’s unamortized deferred financing fees related to Genesee & Wyoming’s anticipated extinguishment of its existing debt.

•	The anticipated cash payment of $13.5 million for the make whole premium on Genesee & Wyoming’s $100.0 million Series B Senior Notes.

Acquisition Adjustments

h.	Represents the following components:

•	The expected cash payment of $1,376.8 million to purchase 49.9 million shares of RailAmerica’s common stock, as well as 0.2 million shares issued to RailAmerica’s management, at $27.50 per share.

•	The anticipated cash payment of $28.2 million for additional transaction costs expected to be incurred by Genesee & Wyoming related to the Merger.

•	The anticipated cash payment of $10.0 million for expected change of control payments to RailAmerica’s senior management.

i.	Represents an adjustment to property and equipment to reflect the estimated fair value of the assets acquired through the Merger as of June 30, 2012.

j.	Represents an adjustment to goodwill to reflect the estimated fair value of the assets acquired through the Merger as of June 30, 2012.

k.	Represents an adjustment to intangible assets to reflect the estimated fair value of the assets acquired through the Merger as of June 30, 2012.

l.	Represents the elimination of $12.0 million in unamortized deferred financing fees of RailAmerica as they do not represent a future performance obligation of Genesee & Wyoming.

m.	Represents an adjustment for RailAmerica’s loan discount on its term loan.

n.	Represents an adjustment to deferred tax liabilities to reflect the tax impact of fair value adjustments primarily from the differences between the purchase price related to the Merger compared with the carryover tax basis in the assets acquired.

o.	Represents the elimination of RailAmerica’s common stock of 50.4 million shares at $0.01 par value per share.

p.	Represents the elimination of RailAmerica’s additional paid-in capital and accumulated other comprehensive income and a $3.2 million increase to Genesee & Wyoming’s additional paid-in capital ($2.0 million net of deferred tax) for pre-Merger compensation related to RailAmerica employee share-based equity awards exchanged pursuant to the Merger Agreement.

q.	Represents the elimination of RailAmerica’s retained earnings of $55.3 million and an adjustment to Genesee & Wyoming’s retained earnings of $28.2 million in transaction costs.

Pro Forma Condensed Combined Statement of Operations:

r.	Represents the following components:

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The estimated pro forma adjustments to Genesee & Wyoming’s basic and diluted shares to finance a portion of the consideration for the proposed Merger, consisting of 3.3 million shares of Genesee & Wyoming’s Class A Common Stock assuming the closing price of Genesee & Wyoming’s Class A Common Stock on September 7, 2012 of $65.41. If we elect to issue 0.1 million additional shares of our Class A Common Stock, our diluted earnings per common share from continuing operations would not change for the six months ended June 30, 2012 and for the year ended December 31, 2011 diluted earnings per common share from continuing operations would be reduced by $0.01 per share.

•

The estimated pro forma adjustments to Genesee & Wyoming’s basic and diluted shares to finance a portion of the proposed Merger, consisting of 2.0 million Units, which represents the equivalent of approximately 3.1 million shares of Genesee & Wyoming’s Class A Common Stock based upon the closing market price of Genesee & Wyoming’s Class A Common Stock on September 7, 2012 of $65.41 per share.

•

The estimated pro forma adjustments to Genesee & Wyoming’s diluted shares of 0.6 million for unvested restricted shares as a result of the anticipated conversion of RailAmerica’s outstanding restricted stock awards to Genesee & Wyoming’s restricted stock awards from the proposed Merger.

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The diluted share impact of the expected issuance of the private placement of Series A-1 Preferred Stock. There was no such diluted share impact for the six months ended June 30, 2012 as the effect of including such shares would have been antidilutive.

s.	Represents six months of accrued preferred stock dividends for the Series A-1 Preferred Stock at 5% per annum.

t.	Represents the elimination of non-freight revenues earned during the six months ended June 30, 2012 by a subsidiary of RailAmerica for work performed for various subsidiaries of Genesee & Wyoming.

u.	Represents the following components:

•	The elimination of $0.8 million of acquisition costs related to the proposed Merger incurred by Genesee & Wyoming through June 30, 2012.

•	The elimination of $1.7 million of costs associated with the proposed Merger incurred by RailAmerica through June 30, 2012.

•	The elimination of $3.2 million in expenses associated with work performed by a subsidiary of RailAmerica for various subsidiaries of Genesee & Wyoming (see t. above).

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The expected increase of $6.0 million in depreciation and amortization expense from the amount recorded in RailAmerica’s historical financial statements in order to reflect the estimated depreciation and amortization for the six months ended June 30, 2012 of $28.0 million related to the estimated preliminary fair value of property and equipment and identifiable intangible assets acquired in the proposed Merger, which are expected to have estimated useful lives of between 5 and 50 years.

v.	Represents the following components:

•	The elimination of $23.6 million of RailAmerica’s interest expense due to Genesee & Wyoming’s anticipated extinguishment of RailAmerica’s outstanding debt.

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The net increase of $18.3 million in Genesee & Wyoming’s interest expense expected under the Senior Secured Credit Facilities. The interest rates used were estimated based on current applicable prevailing market interest rates. A 1/8% variance in the variable interest rates would change the pro forma income available to common stockholders by approximately $0.8 million.

•	The net increase of $3.5 million in amortization of debt issuance costs associated with the Senior Secured Credit Facilities.

•

$0.5 million in interest expense associated with the Units at an assumed interest rate of 5.25%. A 1/8% variance in the interest rate would change the pro forma income available to common stockholders by less than $0.1 million.

•	$0.2 million in amortization of debt issuance costs associated with the Units (see f. above).

w.	To recognize the tax impact of the pro forma adjustments listed above at a 38% statutory rate.

x.	Represents twelve months of accrued preferred stock dividends for the Series A-1 Preferred Stock at 5% per annum.

y.	Represents the elimination of non-freight revenues earned during the twelve months ended December 31, 2011 by a subsidiary of RailAmerica for work performed for various subsidiaries of Genesee & Wyoming.

z.	Represents the following components:

•	The elimination of $3.6 million in expenses associated with work performed by a subsidiary of RailAmerica for various subsidiaries of Genesee & Wyoming (see y. above).

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The expected increase of $8.1 million in depreciation and amortization expense from the amount recorded in RailAmerica’s historical financial statements in order to reflect the estimated depreciation and amortization for the year ended December 31, 2011 of $55.9 million related to the estimated preliminary fair value of property and equipment and identifiable intangible assets acquired in the proposed Merger, which are expected to have estimated useful lives of between 5 and 50 years.

aa.	Represents the following components:

•	The elimination of $71.8 million of RailAmerica’s interest expense due to Genesee & Wyoming’s anticipated extinguishment of RailAmerica’s outstanding debt.

•

The net increase of $39.4 million in Genesee & Wyoming’s interest expense expected under the Senior Secured Credit Facilities. The interest rates used were estimated based on current applicable prevailing market interest rates. A 1/8% variance in the variable interest rates would change the pro forma income available to common stockholders by approximately $1.6 million.

•	The net increase of $6.7 million in amortization of debt issuance costs associated with the Senior Secured Credit Facilities.

•

$1.3 million in interest expense associated with the Units at an assumed interest rate of 5.25%. A 1/8% variance in the interest rate would change the pro forma income available to common stockholders by less than $0.1 million.

•	$0.6 million in amortization of debt issuance costs associated with the Units (see f. above).